Equity Residential

Fourth Quarter 2022

Earnings Release & Supplemental Information

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Alloy Sunnyside – Denver, CO
Estimated Completion: Q4 2023
ALLOY
SUNNYSIDE

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SUSTAINALYTICS
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Investor Relations
Marty McKenna
(312) 474-1300
investorrelations@eqr.com

Fourth Quarter 2022 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

February 9, 2023

Equity Residential Reports Fourth Quarter 2022 Results

Expects Continued Above Trend Growth in 2023

Chicago, IL – February 9, 2023 - Equity Residential (NYSE: EQR) today reported results for the quarter and year ended December 31, 2022.

Fourth Quarter 2022 Results

All per share results are reported as available to common shares/units on a diluted basis.

	Quarter Ended December 31,
	2022	2021	$ Change	% Change
Earnings Per Share (EPS)	$0.42	$1.40	$(0.98)	(70.0%)
Funds from Operations (FFO) per share	$0.97	$0.76	$0.21	27.6%
Normalized FFO per share	$0.94	$0.82	$0.12	14.6%

	Year Ended December 31,
	2022	2021	$ Change	% Change
Earnings Per Share (EPS)	$2.05	$3.54	$(1.49)	(42.1%)
Funds from Operations (FFO) per share	$3.53	$2.96	$0.57	19.3%
Normalized FFO per share	$3.52	$2.99	$0.53	17.7%

“We are pleased to have delivered outstanding operating results in 2022. I want to thank my 2,400 hard-working colleagues across Equity Residential for all they do every day to delight our customers,” said Mark J. Parrell, Equity Residential’s President and CEO. “Turning to 2023, we have seen the year begin with the usual sequential improvement in demand and rate. We expect to again deliver above trend same store operating results driven by the momentum embedded in our rent roll from a stellar 2022, continuing solid demand and limited expense growth, but also expect the slowing economy to dampen intraperiod rent growth during 2023. Overall, the fundamentals of our business remain strong. Our affluent resident demographic remains highly employable with the unemployment rate for college graduates at 2%. We also see elevated home ownership costs and manageable competitive new apartment supply as further positive factors.”

Recent Highlights

•
The Company reported a 10.6% increase in same store revenue for the full year 2022 compared to the full year 2021, driven by strong demand. Same store expense growth for the full year 2022 compared to the full year 2021 was a moderate 3.6%, benefitting from favorable real estate tax growth and declines in payroll expense primarily due to the Company's various innovation and centralization initiatives.
•
The Company has provided full year 2023 guidance with same store revenue growth expected to be between 4.5% and 6.0%.
•
During 2022, the Company was a net seller of approximately $633.2 million of attractively priced non-core properties, the proceeds from which were utilized to pay down near-term debt maturities, reducing refinancing needs for 2023.
•
In October 2022, the Company further enhanced liquidity and financial flexibility by entering into a new $2.5 billion unsecured revolving credit facility maturing in 2027 that replaces the prior facility of the same size that was set to mature in 2024.
•
The Company was recently recognized as one of America’s Most Responsible Companies for 2023 by Newsweek.

Full Year 2023 Guidance

The Company has provided guidance for its full year 2023 same store operating performance, EPS, FFO per share and Normalized FFO per share as listed below:

Same Store (includes Residential and Non-Residential):
Physical Occupancy	96.2%
Revenue change (1)	4.5% to 6.0%
Expense change	4.0% to 5.0%
Net Operating Income (NOI) change	4.75% to 6.25%

EPS (2)	$1.49 to $1.59
FFO per share (2)	$3.66 to $3.76
Normalized FFO per share (2)	$3.70 to $3.80

Transactions (3):
Consolidated rental acquisitions	–
Consolidated rental dispositions	–

(1)
We anticipate that revenue change will be negatively impacted by approximately 0.9% at the midpoint due to continuing elevated levels of forecasted Bad Debt, Net in 2023, as a result of a slower return to normal resident payment patterns due to local governmental restrictions primarily in California and a lack of governmental rental assistance.
(2)
The Company expects to incur additional casualty losses in the first quarter of 2023 related to Northern and Southern California rainstorms, estimates of which are included in guidance.
(3)
Given current uncertainty in the transaction environment, the Company's full year 2023 acquisition and disposition guidance reflects no anticipated activity.

The difference between the Company's full year 2022 actual EPS of $2.05 and the full year 2023 EPS guidance midpoint of $1.54 is due primarily to lower expected property sale gains and the items described below.

The difference between the Company's full year 2022 actual FFO of $3.53 per share and the full year 2023 FFO guidance midpoint of $3.71 per share is due primarily to the items described below.

The difference between the Company's full year 2022 actual Normalized FFO of $3.52 per share and the full year 2023 Normalized FFO guidance midpoint of $3.75 per share is due primarily to:

Positive/(Negative) Impact
Full Year 2023 vs Full Year 2022
Residential same store NOI	$0.26
Lease-Up NOI	0.02
2023 and 2022 transaction activity impact on NOI, net	(0.02)
Corporate overhead (1)	(0.02)
Other items	(0.01)
Net	$0.23

(1)
Corporate overhead includes property management and general and administrative expenses.

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 29 through 34 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 7, 31 and 32 of this release.

Results Per Share

The changes in EPS for the quarter and year ended December 31, 2022 compared to the same periods of 2021 are due primarily to lower property sale gains in the current periods, lower depreciation expense in the prior full year period, the various adjustment items listed on page 27 of this release and the items described below.

The per share changes in FFO for the quarter and year ended December 31, 2022 compared to the same periods of 2021 are due primarily to the various adjustment items listed on page 27 of this release and the items described below.

The per share changes in Normalized FFO are due primarily to:

	Positive/(Negative) Impact
	Fourth Quarter 2022 vs. Fourth Quarter 2021	Full Year 2022 vs. Full Year 2021
Residential same store NOI	$0.12	$0.54
Non-Residential same store NOI	–	0.01
Lease-Up NOI	0.01	0.05
2022 and 2021 transaction activity impact on NOI, net	(0.01)	–
Interest expense, net	0.01	(0.02)
Corporate overhead	–	(0.03)
Other items (1)	(0.01)	(0.02)
Net	$0.12	$0.53

(1)
Included in this category was the negative impact in the fourth quarter of 2022 of approximately $0.01 per share primarily from a casualty loss at an East Coast property and rainstorm damage at properties located in Northern California.

Same Store Results

The following table shows the total same store results for the periods presented.

	Fourth Quarter 2022 vs. Fourth Quarter 2021	Fourth Quarter 2022 vs. Third Quarter 2022	Full Year 2022 vs. Full Year 2021
Apartment Units	75,473	78,107	72,872
Physical Occupancy	95.9% vs. 96.6%	95.9% vs. 96.4%	96.4% vs. 96.1%

Revenues	9.1%	0.8%	10.6%
Expenses	5.3%	(2.7%)	3.6%
NOI	10.9%	2.4%	14.1%

On page 11 of this release, the Company has provided a breakout of Residential and Non-Residential same store results with definitions that can be found on page 33 of this release. Non-Residential operations account for approximately 3.7% of total revenues for the year ended December 31, 2022.

The following table reflects the detail of the change in Same Store Residential Revenues, which is presented on a GAAP basis showing Leasing Concessions on a straight-line basis.

	Fourth Quarter 2022 vs. Fourth Quarter 2021	Fourth Quarter 2022 vs. Third Quarter 2022	Full Year 2022 vs. Full Year 2021
	% Change	% Change	% Change
Same Store Residential Revenues- comparable period
Lease rates	10.4%	1.7%	8.5%
Leasing Concessions	1.0%	0.0%	1.5%
Vacancy gain (loss)	(1.1%)	(0.3%)	(0.1%)
Bad Debt, Net (1)	(1.6%)	(0.8%)	0.2%
Other (2)	0.8%	0.2%	0.6%
Same Store Residential Revenues- current period	9.5%	0.8%	10.7%

(1)
Change in rental income due to bad debt write-offs and reserves, net of amounts (including governmental rental assistance payments) collected on previously written-off or reserved accounts. The negative contributions to revenue growth in the quarter and sequentially in this category are due to lower resident payments from governmental rental assistance as the programs wind down.
(2)
Includes ancillary income, utility recoveries, early lease termination income, miscellaneous income and other items.

See page 12 for detail and reconciliations of Same Store Residential Revenues on a GAAP basis to Same Store Residential Revenues with Leasing Concessions on a cash basis.

Residential Same Store Operating Statistics

The following table includes select operating metrics for Residential Same Store Properties (for 72,872 same store apartment units):

	Q3 2022	Q4 2022	January 2023 (1)
Physical Occupancy	96.5%	96.0%	95.8%
Percentage of Residents Renewing by quarter/month	53.7%	56.5%	57.0%

New Lease Change	13.0%	2.5%	1.4%
Renewal Rate Achieved	10.0%	8.5%	6.9%
Blended Rate	11.3%	5.8%	4.6%

(1)
January 2023 results are preliminary.

“Our fourth quarter 2022 and January 2023 operating statistics reflect usual seasonal moderation patterns, though slightly more pronounced. We were, however, pleased that our New Lease Change performance remained positive in the fourth quarter of 2022 and in January 2023, contrary to historical patterns,” said Michael L. Manelis, Equity Residential’s Executive Vice President and Chief Operating Officer. “While it is very early in the year, we are seeing typical sequential improvement in rents and leasing activity with New Lease Change and Blended Rate in January 2023 higher as compared to December 2022, suggesting that the year is beginning in a way consistent with normal demand trends."

Investment Activity

The Company did not acquire any operating properties during the fourth quarter of 2022. During the full year of 2022, the Company acquired a 172-unit apartment property in San Diego, built in 2020, for $113.0 million at an Acquisition Cap Rate of 3.5% as well as two unconsolidated land parcels for future development for approximately $56.9 million.

The Company did not sell any properties during the fourth quarter of 2022. During the full year of 2022, the Company sold three properties for a total sale price of approximately $746.2 million at a weighted average Disposition Yield of 3.4%, generating an Unlevered IRR of 5.3%.

Capital Markets Activity

In October 2022, the Company settled all of its outstanding forward equity sales agreements under its At-The-Market (ATM) share offering program, which were entered into during the third quarter of 2021. As a result, it issued 1,740,550 common shares at $80.22 per share and received total proceeds of approximately $139.6 million.

Also in October 2022, the Company entered into a new $2.5 billion unsecured revolving credit agreement with a group of 19 financial institutions. The new facility matures October 26, 2027 and has an interest rate of SOFR plus a spread (currently 0.725%) and an annual facility fee (currently 0.125%). Both the spread and the facility fee are dependent on the credit rating of the Company’s long-term debt. This facility replaced the Company’s existing $2.5 billion facility, which was scheduled to mature in November 2024.

First Quarter 2023 Guidance

The Company has established guidance ranges for the first quarter of 2023 EPS, FFO per share and Normalized FFO per share as listed below:

Q1 2023 Guidance
EPS	$0.28 to $0.32
FFO per share	$0.83 to $0.87
Normalized FFO per share	$0.84 to $0.88

The difference between the fourth quarter of 2022 actual EPS of $0.42 and the first quarter of 2023 EPS guidance midpoint of $0.30 is due primarily to the items described below.

The difference between the fourth quarter of 2022 actual FFO of $0.97 per share and the first quarter of 2023 FFO guidance midpoint of $0.85 per share is due primarily to the items described below.

The difference between the fourth quarter of 2022 actual Normalized FFO of $0.94 per share and the first quarter of 2023 Normalized FFO guidance midpoint of $0.86 per share is due primarily to:

Positive/(Negative) Impact
First Quarter 2023 vs. Fourth Quarter 2022
Residential same store NOI	$(0.04)
Interest expense, net	(0.01)
Corporate overhead	(0.03)
Net	$(0.08)

About Equity Residential

Equity Residential is committed to creating communities where people thrive. The Company, a member of the S&P 500, is focused on the acquisition, development and management of residential properties located in and around dynamic cities that attract affluent long-term renters. Equity Residential owns or has investments in 308 properties consisting of 79,597 apartment units, with an established presence in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California, and an expanding presence in Denver, Atlanta, Dallas/Ft. Worth and Austin. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, government regulations (such as eviction moratoriums) and competition. These and other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Friday, February 10, 2023 at 10:00 a.m. CT. Please visit the Investor section of the Company’s website at www.equityapartments.com for the webcast link.

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2022	2021	2022	2021
REVENUES
Rental income	$2,735,180	$2,463,997	$699,703	$645,130

EXPENSES
Property and maintenance	483,865	453,532	118,588	112,271
Real estate taxes and insurance	388,412	397,105	85,513	99,325
Property management	110,304	98,155	27,269	23,798
General and administrative	58,710	56,506	11,677	13,404
Depreciation	882,168	838,272	214,272	222,240
Total expenses	1,923,459	1,843,570	457,319	471,038

Net gain (loss) on sales of real estate properties	304,325	1,072,183	(21)	484,560
Impairment	—	(16,769)	—	(16,769)

Operating income	1,116,046	1,675,841	242,363	641,883

Interest and other income	2,193	25,666	(2,651)	373
Other expenses	(13,664)	(19,275)	(4,473)	(8,367)
Interest:
Expense incurred, net	(282,920)	(272,473)	(65,827)	(69,740)
Amortization of deferred financing costs	(8,729)	(8,737)	(2,308)	(2,565)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of land parcels	812,926	1,401,022	167,104	561,584
Income and other tax (expense) benefit	(900)	(915)	(175)	(236)
Income (loss) from investments in unconsolidated entities	(5,031)	(3,398)	(1,575)	(370)
Net gain (loss) on sales of land parcels	—	5	—	—
Net income	806,995	1,396,714	165,354	560,978
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(26,310)	(45,900)	(5,286)	(17,997)
Partially Owned Properties	(3,774)	(17,964)	(1,048)	(16,007)
Net income attributable to controlling interests	776,911	1,332,850	159,020	526,974
Preferred distributions	(3,090)	(3,090)	(772)	(772)
Net income available to Common Shares	$773,821	$1,329,760	$158,248	$526,202

Earnings per share – basic:
Net income available to Common Shares	$2.06	$3.56	$0.42	$1.40
Weighted average Common Shares outstanding	376,209	373,833	377,689	374,897

Earnings per share – diluted:
Net income available to Common Shares	$2.05	$3.54	$0.42	$1.40
Weighted average Common Shares outstanding	389,450	388,089	390,245	389,000

Distributions declared per Common Share outstanding	$2.50	$2.41	$0.625	$0.6025

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share data)

(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2022	2021	2022	2021
Net income	$806,995	$1,396,714	$165,354	$560,978
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(3,774)	(17,964)	(1,048)	(16,007)
Preferred distributions	(3,090)	(3,090)	(772)	(772)
Net income available to Common Shares and Units	800,131	1,375,660	163,534	544,199

Adjustments:
Depreciation	882,168	838,272	214,272	222,240
Depreciation – Non-real estate additions	(4,306)	(4,277)	(1,117)	(1,049)
Depreciation – Partially Owned Properties	(2,640)	(3,673)	(543)	(997)
Depreciation – Unconsolidated Properties	2,898	2,487	1,001	620
Net (gain) loss on sales of unconsolidated entities - operating assets	(9)	(1,304)	—	(1,300)
Net (gain) loss on sales of real estate properties	(304,325)	(1,072,183)	21	(484,560)
Noncontrolling Interests share of gain (loss) on sales of real estate properties	—	15,650	—	15,650
FFO available to Common Shares and Units	1,373,917	1,150,632	377,168	294,803

Adjustments (see note for additional detail):
Impairment – non-operating real estate assets	—	16,769	—	16,769
Write-off of pursuit costs	4,780	6,526	1,484	2,969
Debt extinguishment and preferred share redemption (gains) losses	4,664	744	348	480
Non-operating asset (gains) losses	2,368	(22,283)	3,542	731
Other miscellaneous items	(13,901)	8,976	(15,733)	4,456
Normalized FFO available to Common Shares and Units	$1,371,828	$1,161,364	$366,809	$320,208

FFO	$1,377,007	$1,153,722	$377,940	$295,575
Preferred distributions	(3,090)	(3,090)	(772)	(772)
FFO available to Common Shares and Units	$1,373,917	$1,150,632	$377,168	$294,803
FFO per share and Unit – basic	$3.54	$2.98	$0.97	$0.76
FFO per share and Unit – diluted	$3.53	$2.96	$0.97	$0.76

Normalized FFO	$1,374,918	$1,164,454	$367,581	$320,980
Preferred distributions	(3,090)	(3,090)	(772)	(772)
Normalized FFO available to Common Shares and Units	$1,371,828	$1,161,364	$366,809	$320,208
Normalized FFO per share and Unit – basic	$3.54	$3.01	$0.94	$0.83
Normalized FFO per share and Unit – diluted	$3.52	$2.99	$0.94	$0.82

Weighted average Common Shares and Units outstanding – basic	388,045	386,096	389,357	386,851
Weighted average Common Shares and Units outstanding – diluted	389,450	388,089	390,245	389,000

Note: See Adjustments from FFO to Normalized FFO for additional detail regarding the adjustments from FFO to Normalized FFO. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	December 31,	December 31,
	2022	2021
ASSETS
Land	$5,580,878	$5,814,790
Depreciable property	22,334,369	22,370,811
Projects under development	112,940	24,307
Land held for development	60,567	62,998
Investment in real estate	28,088,754	28,272,906
Accumulated depreciation	(9,027,850)	(8,354,282)
Investment in real estate, net	19,060,904	19,918,624
Investments in unconsolidated entities[1]	279,024	127,448
Cash and cash equivalents	53,869	123,832
Restricted deposits	83,303	236,404
Right-of-use assets	462,956	474,713
Other assets	278,206	288,220
Total assets	$20,218,262	$21,169,241

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$1,953,438	$2,191,201
Notes, net	5,342,329	5,835,222
Line of credit and commercial paper	129,955	315,030
Accounts payable and accrued expenses	96,028	107,013
Accrued interest payable	66,310	69,510
Lease liabilities	308,748	312,335
Other liabilities	306,941	353,102
Security deposits	68,940	66,141
Distributions payable	244,621	233,502
Total liabilities	8,517,310	9,483,056

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	318,273	498,977
Equity:
Shareholders' equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 745,600 shares issued and outstanding as of December 31, 2022 and December 31, 2021	37,280	37,280
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 378,429,708 shares issued and outstanding as of December 31, 2022 and 375,527,195 shares issued and outstanding as of December 31, 2021	3,784	3,755
Paid in capital	9,476,085	9,121,122
Retained earnings	1,658,837	1,827,063
Accumulated other comprehensive income (loss)	(2,547)	(34,272)
Total shareholders’ equity	11,173,439	10,954,948
Noncontrolling Interests:
Operating Partnership	209,961	214,094
Partially Owned Properties	(721)	18,166
Total Noncontrolling Interests	209,240	232,260
Total equity	11,382,679	11,187,208
Total liabilities and equity	$20,218,262	$21,169,241

1 Includes $218.0 million and $72.5 million in unconsolidated development projects as of December 31, 2022 and December 31, 2021, respectively. See Development and Lease-Up Projects for additional detail on unconsolidated projects.

Equity Residential Portfolio Summary As of December 31, 2022

			% of Stabilized	Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate
Established Markets:
Los Angeles	66	15,259	18.2%	$2,773
Orange County	13	4,028	5.2%	2,685
San Diego	12	2,878	4.0%	2,894
Subtotal – Southern California	91	22,165	27.4%	2,772

San Francisco	44	11,790	15.9%	3,229
Washington, D.C.	47	14,716	15.3%	2,531
New York	34	8,536	14.0%	4,378
Boston	27	7,170	11.5%	3,373
Seattle	46	9,525	11.0%	2,575
Subtotal – Established Markets	289	73,902	95.1%	3,016

Expansion Markets:
Denver	8	2,498	2.7%	2,372
Atlanta	4	1,215	1.1%	2,120
Dallas/Ft. Worth	4	1,241	0.7%	1,904
Austin	3	741	0.4%	1,853
Subtotal – Expansion Markets	19	5,695	4.9%	2,153
Total	308	79,597	100.0%	$2,956

	Properties	Apartment Units
Wholly Owned Properties	293	76,483
Partially Owned Properties – Consolidated	15	3,114
	308	79,597

Note: Projects under development are not included in the Portfolio Summary until construction has been completed.

4th Quarter 2022 Earnings Release	9

Equity Residential

Portfolio Rollforward Q4 2022

($ in thousands)

	Properties	Apartment Units
9/30/2022	308	79,594

Configuration Changes	—	3
12/31/2022	308	79,597

Portfolio Rollforward 2022

($ in thousands)

	Properties	Apartment Units	Purchase Price	Acquisition Cap Rate
12/31/2021	310	80,407
Acquisitions:
Consolidated Rental Properties	1	172	$113,000	3.5%
Unconsolidated Land Parcels (1)	—	—	$56,886

			Sales Price	Disposition Yield
Dispositions:
Consolidated Rental Properties	(3)	(945)	$(746,150)	(3.4%)

Configuration Changes	—	(37)
12/31/2022	308	79,597

(1)
The Company entered into separate unconsolidated joint ventures for the purpose of developing vacant land parcels in suburban Dallas/Ft. Worth, TX and suburban Boston, MA. The purchase price listed represents the total consideration for the closing of the respective joint ventures. The Company's total investment in these two joint ventures is approximately $65.9 million as of December 31, 2022.

4th Quarter 2022 Earnings Release	10

Equity Residential

Fourth Quarter 2022 vs. Fourth Quarter 2021

Same Store Results/Statistics Including 75,473 Same Store Apartment Units

($ in thousands except for Average Rental Rate)

Fourth Quarter 2022								Fourth Quarter 2021
	Residential		% Change	Non- Residential	% Change	Total	% Change		Residential	Non- Residential	Total
Revenues	$643,790	(1)	9.5%	$23,662	0.2%	$667,452	9.1%	Revenues	$588,014	$23,622	$611,636
Expenses	$200,353		5.3%	$6,348	4.8%	$206,701	5.3%	Expenses	$190,219	$6,056	$196,275
NOI	$443,437		11.5%	$17,314	(1.4%)	$460,751	10.9%	NOI	$397,795	$17,566	$415,361

Average Rental Rate	$2,966		10.3%					Average Rental Rate	$2,689
Physical Occupancy	95.9%		(0.7%)					Physical Occupancy	96.6%
Turnover	9.3%		(0.3%)					Turnover	9.6%

Fourth Quarter 2022 vs. Third Quarter 2022

Same Store Results/Statistics Including 78,107 Same Store Apartment Units

($ in thousands except for Average Rental Rate)

Fourth Quarter 2022								Third Quarter 2022
	Residential		% Change	Non- Residential	% Change	Total	% Change		Residential	Non- Residential	Total
Revenues	$660,913	(1)	0.8%	$24,330	0.8%	$685,243	0.8%	Revenues	$655,951	$24,125	$680,076
Expenses	$205,678		(2.8%)	$6,426	2.6%	$212,104	(2.7%)	Expenses	$211,654	$6,263	$217,917
NOI	$455,235		2.5%	$17,904	0.2%	$473,139	2.4%	NOI	$444,297	$17,862	$462,159

Average Rental Rate	$2,944		1.3%					Average Rental Rate	$2,905
Physical Occupancy	95.9%		(0.5%)					Physical Occupancy	96.4%
Turnover	9.4%		(4.6%)					Turnover	14.0%

2022 vs. 2021

Same Store Results/Statistics Including 72,872 Same Store Apartment Units

($ in thousands except for Average Rental Rate)

2022								2021
	Residential		% Change	Non- Residential	% Change	Total	% Change		Residential	Non- Residential	Total
Revenues	$2,441,522	(1)	10.7%	$92,055	5.8%	$2,533,577	10.6%	Revenues	$2,204,625	$86,979	$2,291,604
Expenses	$778,206		3.6%	$24,085	3.6%	$802,291	3.6%	Expenses	$751,250	$23,254	$774,504
NOI	$1,663,316		14.4%	$67,970	6.7%	$1,731,286	14.1%	NOI	$1,453,375	$63,725	$1,517,100

Average Rental Rate	$2,898		10.4%					Average Rental Rate	$2,625
Physical Occupancy	96.4%		0.3%					Physical Occupancy	96.1%
Turnover	42.8%		(1.9%)					Turnover	44.7%

(1)
See page 12 for Same Store Residential Revenues with Leasing Concessions reflected on a cash basis. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

4th Quarter 2022 Earnings Release	11

Equity Residential

Same Store Residential Revenues – GAAP to Cash Basis (1)

($ in thousands)

	Fourth Quarter 2022 vs. Fourth Quarter 2021		Fourth Quarter 2022 vs. Third Quarter 2022		2022 vs. 2021
	75,473 Same Store Apartment Units		78,107 Same Store Apartment Units		72,872 Same Store Apartment Units
	Q4 2022	Q4 2021	Q4 2022	Q3 2022	2022	2021
Same Store Residential Revenues (GAAP Basis)	$643,790	$588,014	$660,913	$655,951	$2,441,522	$2,204,625
Leasing Concessions amortized	1,346	7,050	1,697	1,652	7,420	41,344
Leasing Concessions granted	(2,714)	(569)	(2,921)	(641)	(5,557)	(26,834)
Same Store Residential Revenues with Leasing Concessions on a cash basis	$642,422	$594,495	$659,689	$656,962	$2,443,385	$2,219,135

% change - GAAP revenue	9.5%		0.8%		10.7%

% change - cash revenue	8.1%		0.4%		10.1%

(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

Same Store Net Operating Income By Quarter

Including 72,872 Same Store Apartment Units

($ in thousands)

	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021
Same store revenues	$651,396	$647,237	$633,755	$601,189	$597,100
Same store expenses	201,304	203,749	195,775	201,463	191,032
Same store NOI (includes Residential and Non-Residential)	$450,092	$443,488	$437,980	$399,726	$406,068

4th Quarter 2022 Earnings Release	12

Equity Residential

Same Store Resident/Tenant Accounts Receivable Balances

Including 72,872 Same Store Apartment Units

($ in thousands)

	Residential			Non-Residential
Balance Sheet (Other assets):	December 31, 2022		September 30, 2022	December 31, 2022	September 30, 2022
Resident/tenant accounts receivable balances	$34,240		$33,159	$2,767	$3,915
Allowance for doubtful accounts	(30,265)		(29,212)	(2,107)	(2,735)
Net receivable balances	$3,975		$3,947	$660	$1,180

Straight-line receivable balances	$2,746	(1)	$1,496	$12,139	$12,433

(1)
Total same store Residential Leasing Concessions granted in the fourth quarter of 2022 were approximately $2.5 million. The straight-line receivable balance of $2.7 million reflects Residential Leasing Concessions that the Company expects will be primarily recognized as a reduction of rental revenues in 2023.

Same Store Residential Bad Debt

Including 72,872 Same Store Apartment Units

($ in thousands)

Income Statement (Rental income) (1):	Q4 2022	Q3 2022	Q4 2021	2022	2021
Bad Debt, Net	$10,704	$5,860	$1,239	$24,707	$29,606
% of Same Store Residential Revenues	1.7%	0.9%	0.2%	1.0%	1.3%

Governmental rental assistance received	$1,945	$6,742	$16,008	$32,426	$32,793

(1)
Bad Debt, Net benefited in 2021 and the first half of 2022 from additional resident payments due to governmental rental assistance programs. The increases in Bad Debt, Net as well as % of Same Store Residential Revenues during the third and fourth quarters of 2022 were primarily due to these programs winding down.

4th Quarter 2022 Earnings Release	13

Equity Residential Fourth Quarter 2022 vs. Fourth Quarter 2021 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q4 2022 % of Actual NOI	Q4 2022 Average Rental Rate	Q4 2022 Weighted Average Physical Occupancy %	Q4 2022 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,662	18.6%	$2,755	95.8%	10.0%	1.1%	(1)	4.6%	(0.3%)	2.5%	(1.4%)	0.6%
Orange County	4,028	5.6%	2,685	96.7%	8.7%	9.5%	(1)	8.8%	9.7%	10.6%	(1.0%)	1.3%
San Diego	2,706	3.9%	2,853	95.9%	8.9%	8.2%	(1)	7.1%	8.6%	9.8%	(1.3%)	0.3%
Subtotal – Southern California	21,396	28.1%	2,754	96.0%	9.6%	3.4%		5.5%	2.7%	4.8%	(1.3%)	0.7%

San Francisco	11,368	16.8%	3,227	95.6%	9.4%	8.3%	(1)	7.5%	8.6%	9.1%	(0.8%)	(1.3%)
Washington, D.C.	14,400	16.1%	2,524	96.5%	9.3%	7.3%		5.5%	8.1%	7.8%	(0.5%)	0.3%
New York	8,536	14.1%	4,378	96.7%	7.6%	21.9%		4.6%	38.9%	22.9%	(0.7%)	0.5%
Seattle	9,524	11.4%	2,575	95.0%	9.9%	10.5%		1.0%	14.6%	10.5%	0.0%	(1.5%)
Boston	6,700	10.2%	3,313	96.0%	8.0%	12.3%		5.2%	15.5%	12.2%	0.2%	(1.3%)
Denver	1,904	2.0%	2,357	96.1%	11.8%	8.9%		17.8%	5.3%	9.1%	(0.3%)	(2.9%)
Other Expansion Markets	1,645	1.3%	1,957	92.9%	13.0%	9.4%		5.7%	11.7%	12.9%	(2.9%)	1.1%

Total	75,473	100.0%	$2,966	95.9%	9.3%	9.5%	(2)	5.3%	11.5%	10.3%	(0.7%)	(0.3%)

(1)
Excluding the negative impact of Bad Debt, Net which was primarily driven by a reduction in governmental rental assistance, same store revenue growth would have been 7.2%, 10.2%, 9.6% and 9.0% for Los Angeles, Orange County, San Diego and San Francisco, respectively.
(2)
With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues increased 8.1% in the fourth quarter of 2022 compared to the fourth quarter of 2021. See page 12 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only. Residential operations account for approximately 96.3% of total revenues for the year ended December 31, 2022.

4th Quarter 2022 Earnings Release	14

Equity Residential Fourth Quarter 2022 vs. Third Quarter 2022 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q4 2022 % of Actual NOI	Q4 2022 Average Rental Rate	Q4 2022 Weighted Average Physical Occupancy %	Q4 2022 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,662	18.1%	$2,755	95.8%	10.0%	(1.5%)	(1)	(2.4%)	(1.2%)	(0.4%)	(1.1%)	(0.7%)
Orange County	4,028	5.4%	2,685	96.7%	8.7%	0.4%	(1)	(3.2%)	1.5%	0.8%	(0.4%)	(2.0%)
San Diego	2,878	4.1%	2,894	96.0%	8.8%	0.7%	(1)	(1.9%)	1.5%	1.4%	(0.7%)	(2.4%)
Subtotal – Southern California	21,568	27.6%	2,761	96.0%	9.6%	(0.9%)		(2.4%)	(0.3%)	0.1%	(0.9%)	(1.2%)

San Francisco	11,368	16.3%	3,227	95.6%	9.4%	0.2%	(1)	(2.0%)	1.2%	0.5%	(0.3%)	(3.9%)
Washington, D.C.	14,716	16.2%	2,531	96.5%	9.3%	0.9%		(5.6%)	4.4%	1.3%	(0.4%)	(4.9%)
New York	8,536	13.7%	4,378	96.7%	7.6%	3.2%		3.7%	2.9%	3.5%	(0.2%)	(7.2%)
Seattle	9,524	11.1%	2,575	95.0%	9.9%	0.1%		(3.0%)	1.4%	0.7%	(0.5%)	(6.0%)
Boston	6,700	10.0%	3,313	96.0%	8.0%	1.5%		(2.2%)	3.1%	1.5%	0.1%	(9.7%)
Denver	2,498	2.6%	2,372	96.1%	12.0%	1.0%		3.0%	0.2%	1.4%	(0.3%)	(8.1%)
Other Expansion Markets	3,197	2.5%	1,976	92.8%	13.0%	3.5%		(32.7%)	44.3%	6.5%	(2.8%)	(3.9%)

Total	78,107	100.0%	$2,944	95.9%	9.4%	0.8%	(2)	(2.8%)	2.5%	1.3%	(0.5%)	(4.6%)

(1)
Excluding the negative impact of Bad Debt, Net which was primarily driven by a reduction in governmental rental assistance, same store revenue growth would have been 0.8%, 1.7%, 1.7% and 1.3% for Los Angeles, Orange County, San Diego and San Francisco, respectively.
(2)
With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues increased 0.4% in the fourth quarter of 2022 compared to the third quarter of 2022. See page 12 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only. Residential operations account for approximately 96.3% of total revenues for the year ended December 31, 2022.

4th Quarter 2022 Earnings Release	15

Equity Residential 2022 vs. 2021 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year
Markets/Metro Areas	Apartment Units	2022 % of Actual NOI	2022 Average Rental Rate	2022 Weighted Average Physical Occupancy %	2022 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,662	19.8%	$2,733	96.6%	38.4%	8.7%	(1)	3.5%	11.0%	9.0%	(0.2%)	(3.1%)
Orange County	4,028	5.8%	2,614	97.0%	34.5%	12.1%	(1)	5.4%	14.0%	12.8%	(0.7%)	(0.1%)
San Diego	2,706	4.0%	2,766	96.7%	38.1%	10.2%	(1)	5.4%	11.6%	11.4%	(0.9%)	(5.0%)
Subtotal – Southern California	21,396	29.6%	2,715	96.7%	37.6%	9.5%		4.0%	11.7%	10.0%	(0.4%)	(2.8%)

San Francisco	11,368	17.4%	3,152	96.1%	41.5%	9.4%	(1)	5.2%	11.3%	8.3%	0.9%	(6.5%)
Washington, D.C.	14,187	16.2%	2,456	96.8%	43.1%	5.8%		5.5%	5.9%	5.5%	0.3%	(2.2%)
New York	8,536	13.5%	4,068	96.9%	42.4%	19.9%		2.3%	39.0%	17.6%	1.8%	4.2%
Seattle	9,331	11.4%	2,497	95.1%	51.6%	10.1%		(2.3%)	16.0%	10.7%	(0.5%)	0.7%
Boston	6,430	10.0%	3,208	96.2%	45.3%	11.7%		5.1%	14.9%	11.2%	0.5%	(1.8%)
Denver	1,624	1.9%	2,299	96.7%	60.3%	11.4%		10.7%	11.7%	11.3%	0.1%	0.1%

Total	72,872	100.0%	$2,898	96.4%	42.8%	10.7%	(2)	3.6%	14.4%	10.4%	0.3%	(1.9%)

(1)
Excluding the positive impact of Bad Debt, Net which was primarily driven by receipt of governmental rental assistance, same store revenue growth would have been 8.0%, 11.4% and 8.7% for Los Angeles, Orange County and San Francisco, respectively. In San Diego, same store revenue growth would have been 11.1% excluding the negative impact of Bad Debt, Net, which was primarily due to timing of governmental rental assistance.
(2)
With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues increased 10.1% in the year ended December 31, 2022 compared to the year ended December 31, 2021. See page 12 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only. Residential operations account for approximately 96.3% of total revenues for the year ended December 31, 2022.

4th Quarter 2022 Earnings Release	16

Equity Residential

Same Store Residential Net Effective Lease Pricing Statistics

For 72,872 Same Store Apartment Units

	New Lease Change (1)		Renewal Rate Achieved (1)		Blended Rate (1)
Markets/Metro Areas	Q4 2022	Q3 2022	Q4 2022	Q3 2022	Q4 2022	Q3 2022
Southern California	6.9%	14.0%	7.6%	7.6%	7.3%	10.3%
San Francisco	(0.7%)	9.1%	7.1%	8.4%	3.0%	8.8%
Washington, D.C.	3.0%	9.4%	8.9%	7.5%	6.3%	8.3%
New York	6.0%	22.2%	11.3%	14.8%	9.1%	18.0%
Seattle	(6.1%)	10.3%	7.0%	11.1%	0.0%	10.7%
Boston	2.0%	11.1%	9.0%	11.4%	6.4%	11.3%
Denver	(1.9%)	8.7%	6.9%	8.8%	1.9%	8.7%
Total	2.5%	13.0%	8.5%	10.0%	5.8%	11.3%

(1)
Prior to the pandemic, New Lease Change was typically negative during the fourth quarter. The moderation in the fourth quarter of 2022 from the third quarter of 2022 was slightly more pronounced than expected but strong relative to historical periods. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for definitions. See page 4 for January 2023 preliminary data.

4th Quarter 2022 Earnings Release	17

Equity Residential

Fourth Quarter 2022 vs. Fourth Quarter 2021

Total Same Store Operating Expenses Including 75,473 Same Store Apartment Units

($ in thousands)

	Q4 2022	Q4 2021	$ Change (1)	% Change	% of Q4 2022 Operating Expenses
Real estate taxes	$86,954	$85,269	$1,685	2.0%	42.1%
On-site payroll	39,736	38,190	1,546	4.0%	19.2%
Utilities	33,671	30,694	2,977	9.7%	16.3%
Repairs and maintenance	25,787	22,279	3,508	15.7%	12.5%
Insurance	7,299	6,679	620	9.3%	3.5%
Leasing and advertising	2,495	2,792	(297)	(10.6%)	1.2%
Other on-site operating expenses	10,759	10,372	387	3.7%	5.2%
Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$206,701	$196,275	$10,426	5.3%	100.0%

2022 vs. 2021

Total Same Store Operating Expenses Including 72,872 Same Store Apartment Units

($ in thousands)

	2022	2021	$ Change (1)	% Change	% of 2022 Operating Expenses
Real estate taxes	$336,372	$333,151	$3,221	1.0%	41.9%
On-site payroll	152,732	155,806	(3,074)	(2.0%)	19.0%
Utilities	129,734	115,813	13,921	12.0%	16.2%
Repairs and maintenance	102,004	92,172	9,832	10.7%	12.7%
Insurance	28,651	26,141	2,510	9.6%	3.6%
Leasing and advertising	9,473	10,381	(908)	(8.7%)	1.2%
Other on-site operating expenses	43,325	41,040	2,285	5.6%	5.4%
Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$802,291	$774,504	$27,787	3.6%	100.0%

(1)
The quarter-over-quarter and year-over-year changes were primarily driven by the following factors:

Real estate taxes – Increase due to modest escalation in rates and assessed values.

On-site payroll – Year-over-year decrease due to improved sales and service staff utilization from various technology initiatives, higher than usual staffing vacancies during the current period and lower employee benefit-related costs. Quarter-over-quarter increase due primarily to timing of employee benefit-related costs and fewer staffing vacancies along with a challenging comparable period in the fourth quarter of 2021.

Utilities – Increase from gas and electric, primarily driven by higher commodity prices.

Repairs and maintenance – Increase primarily driven by volume and timing of maintenance and repairs, increases in minimum wage on contracted services along with a challenging comparable period in the fourth quarter of 2021.

Insurance – Increase due to higher premiums on property insurance renewal due to challenging conditions in the insurance market.

Leasing and advertising – Year-over-year decrease due primarily to reduction in use of outside residential brokers. Quarter-over-quarter decrease due primarily to reduction in use of outside residential brokers and reduction in advertising expense.

Other on-site operating expenses – Increase driven primarily by higher property-related legal expenses and higher ground lease-related expenses.

(2)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

4th Quarter 2022 Earnings Release	18

Equity Residential

Debt Summary as of December 31, 2022

($ in thousands)

	Debt Balances (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)
Secured	$1,953,438	26.3%	3.46%	4.7
Unsecured	5,472,284	73.7%	3.55%	9.6
Total	$7,425,722	100.0%	3.53%	8.3
Fixed Rate Debt:
Secured – Conventional	$1,608,838	21.7%	3.66%	3.9
Unsecured – Public	5,342,329	71.9%	3.61%	9.8
Fixed Rate Debt	6,951,167	93.6%	3.62%	8.5
Floating Rate Debt:
Secured – Conventional	108,378	1.4%	4.11%	1.3
Secured – Tax Exempt	236,222	3.2%	1.74%	11.5
Unsecured – Revolving Credit Facility	—	—	—	4.8
Unsecured – Commercial Paper Program (2)	129,955	1.8%	1.52%	—
Floating Rate Debt	474,555	6.4%	2.08%	6.2
Total	$7,425,722	100.0%	3.53%	8.3
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
At December 31, 2022, the Weighted Average Coupon and weighted average maturity of commercial paper outstanding was 4.60% and 4 days, respectively. The weighted average amount outstanding for the year ended December 31, 2022 was approximately $156.1 million.

Note: The Company capitalized interest of approximately $7.1 million and $15.9 million during the years ended December 31, 2022 and 2021, respectively. The Company capitalized interest of approximately $2.9 million and $3.5 million during the quarters ended December 31, 2022 and 2021, respectively.

4th Quarter 2022 Earnings Release	19

Equity Residential

Debt Maturity Schedule as of December 31, 2022

($ in thousands)

Year	Fixed Rate	Floating Rate		Total	% of Total	Weighted Average Coupons on Fixed Rate Debt (1)	Weighted Average Coupons on Total Debt (1)
2023 (3)	$800,000	$198,275	(2)	$998,275	13.3%	4.21%	4.37%
2024	—	6,100		6,100	0.1%	N/A	3.68%
2025	450,000	53,180		503,180	6.7%	3.38%	3.69%
2026	592,025	9,000		601,025	8.0%	3.58%	3.58%
2027	400,000	9,800		409,800	5.5%	3.25%	3.26%
2028	900,000	10,700		910,700	12.1%	3.79%	3.79%
2029	888,120	11,500		899,620	12.0%	3.30%	3.31%
2030	1,095,000	12,600		1,107,600	14.8%	2.55%	2.56%
2031	528,500	39,700		568,200	7.6%	1.94%	2.06%
2032	—	28,000		28,000	0.4%	N/A	3.62%
2033+	1,350,850	110,900		1,461,750	19.5%	4.39%	4.31%
Subtotal	7,004,495	489,755		7,494,250	100.0%	3.48%	3.54%
Deferred Financing Costs and Unamortized (Discount)	(53,328)	(15,200)		(68,528)	N/A	N/A	N/A
Total	$6,951,167	$474,555		$7,425,722	100.0%	3.48%	3.54%
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
Includes $130.0 million in principal outstanding on the Company’s commercial paper program.
(3)
During 2022, the Company entered into $450.0 million of ten-year forward starting SOFR swaps at a weighted average rate of 2.90% (currently equivalent to a ten-year U.S. Treasury of approximately 3.23%) to hedge the U.S. Treasury risk for the refinancing of 2023 maturities.

4th Quarter 2022 Earnings Release	20

Equity Residential

Selected Unsecured Public Debt Covenants

	December 31,	September 30,
	2022	2022
Debt to Adjusted Total Assets (not to exceed 60%)	27.1%	27.5%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	7.9%	8.0%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	6.24	6.15

Total Unencumbered Assets to Unsecured Debt (must be at least 125%)	512.5%	500.0%

Note: These selected covenants represent the most restrictive financial covenants relating to ERP Operating Limited Partnership's ("ERPOP") outstanding public debt securities. Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	December 31,	September 30,
	2022	2022
Total debt to Normalized EBITDAre	4.42x	4.58x

Net debt to Normalized EBITDAre	4.38x	4.54x

Unencumbered NOI as a % of total NOI	88.2%	88.3%

Note: See Normalized EBITDAre Reconciliations for detail.

4th Quarter 2022 Earnings Release	21

Equity Residential

Capital Structure as of December 31, 2022

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$1,953,438	26.3%
Unsecured Debt			5,472,284	73.7%
Total Debt			7,425,722	100.0%	24.3%
Common Shares (includes Restricted Shares)	378,429,708	96.8%
Units (includes OP Units and Restricted Units)	12,429,737	3.2%
Total Shares and Units	390,859,445	100.0%
Common Share Price at December 31, 2022	$59.00
			23,060,707	99.8%
Perpetual Preferred Equity (see below)			37,280	0.2%
Total Equity			23,097,987	100.0%	75.7%

Total Market Capitalization			$30,523,709		100.0%

Perpetual Preferred Equity as of December 31, 2022

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	745,600	$37,280	$4.145	$3,091

4th Quarter 2022 Earnings Release	22

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	2022	2021	Q4 2022	Q4 2021
Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	376,209,084	373,832,544	377,688,991	374,896,938
Shares issuable from assumed conversion/vesting of:
- OP Units	11,836,257	12,263,129	11,668,107	11,953,738
- long-term compensation shares/units	1,401,485	1,924,305	887,549	2,065,188
- ATM forward sales	3,092	69,170	—	84,031
Total Common Shares and Units - diluted	389,449,918	388,089,148	390,244,647	388,999,895

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	376,209,084	373,832,544	377,688,991	374,896,938
OP Units - basic	11,836,257	12,263,129	11,668,107	11,953,738
Total Common Shares and OP Units - basic	388,045,341	386,095,673	389,357,098	386,850,676
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	1,401,485	1,924,305	887,549	2,065,188
- ATM forward sales	3,092	69,170	—	84,031
Total Common Shares and Units - diluted	389,449,918	388,089,148	390,244,647	388,999,895

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	378,429,708	375,527,195
Units (includes OP Units and Restricted Units)	12,429,737	12,659,027
Total Shares and Units	390,859,445	388,186,222

4th Quarter 2022 Earnings Release	23

Equity Residential Development and Lease-Up Projects as of December 31, 2022 (Amounts in thousands except for project and apartment unit amounts)

								Estimated/Actual
Projects	Location	Ownership Percentage	No. of Apartment Units	Total Budgeted Capital Cost	Total Book Value to Date	Total Debt (1)	Percentage Completed	Start Date	Initial Occupancy	Completion Date	Stabilization Date	Percentage Leased / Occupied
CONSOLIDATED:
Projects Under Development:
Reverb (fka 9th and W) (2)	Washington, D.C.	92%	312	$108,027	$88,378	$43,714	88%	Q3 2021	Q1 2023	Q3 2023	Q3 2024	– / –
Laguna Clara II	Santa Clara, CA	100%	225	152,621	24,562	—	14%	Q2 2022	Q4 2024	Q1 2025	Q4 2025	– / –
Projects Under Development - Consolidated			537	260,648	112,940	43,714

Projects Completed Not Stabilized:
Aero Apartments	Alameda, CA	90%	200	117,794	113,610	64,664	100%	Q3 2019	Q2 2021	Q2 2021	Q1 2023	97% / 95%
Projects Completed Not Stabilized - Consolidated			200	117,794	113,610	64,664

Projects Completed and Stabilized During the Quarter:
Alcott Apartments (fka West End Tower)	Boston, MA	100%	470	409,164	408,114	—	100%	Q2 2018	Q3 2021	Q4 2021	Q4 2022	95% / 95%
Projects Completed and Stabilized During the Quarter - Consolidated			470	409,164	408,114	—

UNCONSOLIDATED:
Projects Under Development:
Alloy Sunnyside	Denver, CO	80%	209	66,004	38,309	5,931	53%	Q3 2021	Q4 2023	Q2 2024	Q1 2025	– / –
Alexan Harrison	Harrison, NY	62%	450	198,664	100,922	2,809	39%	Q3 2021	Q3 2023	Q2 2024	Q4 2025	– / –
Solana Beeler Park	Denver, CO	90%	270	81,206	27,008	—	19%	Q4 2021	Q4 2023	Q2 2024	Q1 2025	– / –
Remy (Toll)	Frisco, TX	75%	357	96,937	46,214	4,892	37%	Q1 2022	Q1 2024	Q4 2024	Q3 2025	– / –
Settler (Toll)	Fort Worth, TX	75%	362	81,775	26,456	—	24%	Q2 2022	Q2 2024	Q3 2024	Q3 2025	– / –
Lyle (Toll) (2)	Dallas, TX	75%	334	86,332	13,732	—	13%	Q3 2022	Q4 2024	Q2 2025	Q1 2026	– / –
Projects Under Development - Unconsolidated			1,982	610,918	252,641	13,632

Total Development Projects - Consolidated			1,207	787,606	634,664	108,378
Total Development Projects - Unconsolidated			1,982	610,918	252,641	13,632
Total Development Projects			3,189	$1,398,524	$887,305	$122,010

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS	Total Budgeted Capital Cost	Q4 2022 NOI
Projects Under Development - Consolidated	$260,648	$—
Projects Completed Not Stabilized - Consolidated	117,794	903
Projects Completed and Stabilized During the Quarter - Consolidated	409,164	5,668
Projects Under Development - Unconsolidated	610,918	—
	$1,398,524	$6,571

(1)
All non-wholly owned projects are being partially funded with project-specific construction loans. None of these loans are recourse to the Company. As of December 31, 2022, three projects have begun drawing on their construction loans for the unconsolidated joint venture projects under development.
(2)
The land parcels under these projects are subject to long-term ground leases.

4th Quarter 2022 Earnings Release	24

Equity Residential Capital Expenditures to Real Estate For the Year Ended December 31, 2022 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties		Non-Same Store Properties/Other		Total	Same Store Avg. Per Apartment Unit

Total Apartment Units	72,872		6,725		79,597

Building Improvements	$102,079		$16,335	(2)	$118,414	$1,401

Renovation Expenditures	43,197	(1)	6,730	(2)	49,927	592

Replacements	49,834		2,911		52,745	684

Capital Expenditures to Real Estate (3)	$195,110		$25,976		$221,086	$2,677

(1)
Renovation Expenditures on 1,794 same store apartment units for the year ended December 31, 2022 approximated $24,079 per apartment unit renovated.
(2)
Includes expenditures for two properties that have been removed from same store while undergoing major renovations requiring a significant number of apartment units to be vacated to accommodate the extensive planned improvements. The renovations are expected to continue through at least the end of 2023 at both properties.
(3)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

4th Quarter 2022 Earnings Release	25

Equity Residential
Normalized EBITDAre Reconciliations
(Amounts in thousands)

	Trailing Twelve Months		2022				2021
	December 31, 2022	September 30, 2022	Q4	Q3	Q2	Q1	Q4
Net income	$806,995	$1,202,619	$165,354	$335,165	$232,678	$73,798	$560,978
Interest expense incurred, net	282,920	286,833	65,827	72,412	71,889	72,792	69,740
Amortization of deferred financing costs	8,729	8,986	2,308	2,220	2,124	2,077	2,565
Amortization of above/below market lease intangibles	4,464	4,464	1,116	1,116	1,116	1,116	1,116
Depreciation	882,168	890,136	214,272	214,129	223,806	229,961	222,240
Income and other tax expense (benefit)	900	961	175	152	291	282	236
EBITDA	1,986,176	2,393,999	449,052	625,194	531,904	380,026	856,875

Net (gain) loss on sales of real estate properties	(304,325)	(788,906)	21	(196,551)	(107,897)	102	(484,560)
Net (gain) loss on sales of unconsolidated entities - operating assets	(9)	(1,309)	—	—	—	(9)	(1,300)
EBITDAre	1,681,842	1,603,784	449,073	428,643	424,007	380,119	371,015

Impairment – non-operating real estate assets	—	16,769	—	—	—	—	16,769
Write-off of pursuit costs (other expenses)	4,780	6,265	1,484	781	1,052	1,463	2,969
(Income) loss from investments in unconsolidated entities - operations	5,040	5,135	1,575	1,027	1,168	1,270	1,670
Realized (gain) loss on investment securities (interest and other income)	1,164	(2,061)	3,225	3	2	(2,066)	—
Insurance/litigation settlement or reserve income (interest and other income)	(1,650)	(1,658)	(12)	(100)	(311)	(1,227)	(20)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	1,495	5,232	745	—	—	750	4,482
Advocacy contributions (other expenses)	1,512	1,663	50	720	567	175	201
Data transformation project (other expenses)	1,120	—	1,120	—	—	—	—
Real estate tax transaction adjustment (real estate taxes)	(18,072)	—	(18,072)	—	—	—	—
Other	1,694	1,051	436	1,397	(70)	(69)	(207)
Normalized EBITDAre	$1,678,925	$1,636,180	$439,624	$432,471	$426,415	$380,415	$396,879

Balance Sheet Items:	December 31, 2022	September 30, 2022
Total debt	$7,425,722	$7,498,191
Cash and cash equivalents	(53,869)	(44,788)
Mortgage principal reserves/sinking funds	(25,304)	(23,484)
Net debt	$7,346,549	$7,429,919

Note: EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities or the minority partner’s share of partially owned consolidated entities due to the immaterial size of the Company’s partially owned portfolio.

4th Quarter 2022 Earnings Release	26

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Year Ended December 31,			Quarter Ended December 31,
	2022	2021	Variance	2022	2021	Variance

Impairment – non-operating real estate assets	$—	$16,769	$(16,769)	$—	$16,769	$(16,769)

Write-off of pursuit costs (other expenses)	4,780	6,526	(1,746)	1,484	2,969	(1,485)

Write-off of unamortized deferred financing costs (interest expense)	717	744	(27)	348	480	(132)
Write-off of unamortized (premiums)/discounts/OCI (interest expense)	3,947	—	3,947	—	—	—
Debt extinguishment and preferred share redemption (gains) losses	4,664	744	3,920	348	480	(132)

Net (gain) loss on sales of land parcels	—	(5)	5	—	—	—
(Income) loss from investments in unconsolidated entities ─ non-operating assets	1,204	1,154	50	317	731	(414)
Realized (gain) loss on investment securities (interest and other income)	1,164	(23,432)	24,596	3,225	—	3,225
Non-operating asset (gains) losses	2,368	(22,283)	24,651	3,542	731	2,811

Insurance/litigation settlement or reserve income (interest and other income)	(1,650)	(1,090)	(560)	(12)	(20)	8
Insurance/litigation/environmental settlement or reserve expense (other expenses)	1,495	9,565	(8,070)	745	4,482	(3,737)
Advocacy contributions (other expenses)	1,512	708	804	50	201	(151)
Data transformation project (other expenses)	1,120	—	1,120	1,120	—	1,120
Real estate tax transaction adjustment (real estate taxes)	(18,072)	—	(18,072)	(18,072)	—	(18,072)
Other	1,694	(207)	1,901	436	(207)	643
Other miscellaneous items	(13,901)	8,976	(22,877)	(15,733)	4,456	(20,189)

Adjustments from FFO to Normalized FFO	$(2,089)	$10,732	$(12,821)	$(10,359)	$25,405	$(35,764)

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

4th Quarter 2022 Earnings Release	27

Equity Residential Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking. All guidance is given on a Normalized FFO basis. Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

	Q1 2023	Full Year 2023

2023 Normalized FFO Guidance (per share diluted)

Expected Normalized FFO Per Share	$0.84 to $0.88	$3.70 to $3.80

2023 Same Store Assumptions (includes Residential and Non-Residential)

Physical Occupancy		96.2%
Revenue change (1)		4.5% to 6.0%
Expense change		4.0% to 5.0%
NOI change (2)		4.75% to 6.25%

2023 Transaction Assumptions (3)

Consolidated rental acquisitions		–
Consolidated rental dispositions		–

2023 Debt Assumptions

Weighted average debt outstanding		$7.375B to $7.575B
Interest expense, net (on a Normalized FFO basis)		$274.5M to $280.5M
Capitalized interest		$10.0M to $14.0M

2023 Capital Expenditures to Real Estate Assumptions for Same Store Properties (4)

Capital Expenditures to Real Estate for Same Store Properties		$240.0M
Capital Expenditures to Real Estate per Same Store Apartment Unit		$3,100

2023 Other Guidance Assumptions

Property management expense		$119.0M to $122.0M
General and administrative expense		$55.5M to $59.5M
Debt offerings		$700.0M to $900.0M
Weighted average Common Shares and Units - Diluted		391.3M

(1)
We anticipate that revenue change will be negatively impacted by approximately 0.9% at the midpoint due to continuing elevated levels of forecasted Bad Debt, Net in 2023, as a result of a slower return to normal resident payment patterns due to local governmental restrictions primarily in California and a lack of governmental rental assistance.
(2)
Approximately 20 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.
(3)
Given the current uncertainty in the transaction environment, the Company's full year 2023 acquisition and disposition guidance reflects no anticipated activity.
(4)
During 2023, the Company expects to spend approximately $65.0 million for apartment unit Renovation Expenditures on approximately 2,700 same store apartment units at an average cost of approximately $24,000 per apartment unit renovated, which is included in the Capital Expenditures to Real Estate assumptions noted above.

4th Quarter 2022 Earnings Release	28

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Financial Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable. These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities. Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset. The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total Residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Bad Debt, Net – Change in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.

Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

Capital Expenditures to Real Estate:

Building Improvements – Includes roof replacement, paving, building mechanical equipment systems, exterior siding and painting, major landscaping, furniture, fixtures and equipment for amenities and common areas, vehicles and office and maintenance equipment.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Replacements – Includes appliances, mechanical equipment, fixtures and flooring (including hardwood and carpeting).

Debt Balances:

Commercial Paper Program – The Company may borrow up to a maximum of $1.0 billion under its commercial paper program subject to market conditions. The notes bear interest at various floating rates.

Revolving Credit Facility – The Company’s $2.5 billion unsecured revolving credit facility matures October 26, 2027. The interest rate on advances under the facility will generally be SOFR plus a spread (currently 0.725%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%). Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating. In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $1.0 billion commercial paper program along with certain other obligations. The following table presents the availability on the Company’s unsecured revolving credit facility:

December 31, 2022
Unsecured revolving credit facility commitment	$2,500,000
Commercial paper balance outstanding	(130,000)
Unsecured revolving credit facility balance outstanding	—
Other restricted amounts	(3,463)
Unsecured revolving credit facility availability	$2,366,537

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios. These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit. The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt. These covenants generally reflect our most restrictive financial covenants. The Company was in compliance with its unsecured debt covenants for all periods presented.

4th Quarter 2022 Earnings Release	29

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset. The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $150-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset. The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP. Expected EPS is calculated on a basis consistent with actual EPS. Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items. Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations. The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain (Loss) – Economic Gain (Loss) is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation. The Company generally considers Economic Gain (Loss) to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property. The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain (Loss):

	Year Ended December 31, 2022	Quarter Ended December 31, 2022
Net Gain (Loss) on Sales of Real Estate Properties	$304,325	$(21)
Accumulated Depreciation Gain	(202,488)	—
Economic Gain (Loss)	$101,837	$(21)

Forecasted Embedded Growth – The positive or negative contribution to growth implied by annualizing total lease income anticipated for the last month of the current year (without regard to vacancy) compared to anticipated actual full year lease income for the current year (without regard to vacancy) and excluding the impact of Leasing Concessions and other income. This metric is a helpful data point in that it captures the impact of leases in existence at the end of the current year and their impact on rental income for the following year.

4th Quarter 2022 Earnings Release	30

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (December 2018 White Paper) as net income (computed in accordance with GAAP), excluding gains or losses from sales and impairment write-downs of depreciable real estate and land when connected to the main business of a REIT, impairment write-downs of investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and depreciation and amortization related to real estate. Adjustments for partially owned consolidated and unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses from sales and impairment write-downs of depreciable real estate and excluding depreciation related to real estate (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO") – Normalized FFO begins with FFO and excludes:

•
the impact of any expenses relating to non-operating real estate asset impairment;
•
pursuit cost write-offs;
•
gains and losses from early debt extinguishment and preferred share redemptions;
•
gains and losses from non-operating assets; and
•
other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP. Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity. The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP. The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership". Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

4th Quarter 2022 Earnings Release	31

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for Consolidated Statements of Funds From Operations and Normalized Funds From Operations.

			Actual	Actual	Expected	Expected
	Actual 2022	Actual 2021	Q4 2022	Q4 2021	Q1 2023	2023
	Per Share	Per Share	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$2.05	$3.54	$0.42	$1.40	$0.28 to $0.32	$1.49 to $1.59
Depreciation expense	2.26	2.15	0.55	0.57	0.55	2.17
Net (gain) loss on sales	(0.78)	(2.73)	—	(1.21)	—	—
Impairment – operating real estate assets	—	—	—	—	—	—

FFO per share – Diluted	3.53	2.96	0.97	0.76	0.83 to 0.87	3.66 to 3.76

Impairment – non-operating real estate assets	—	0.04	—	0.04	—	—
Write-off of pursuit costs	0.01	0.02	—	0.01	—	0.01
Debt extinguishment and preferred share redemption (gains) losses	0.01	—	—	—	—	—
Non-operating asset (gains) losses	0.01	(0.06)	0.01	—	—	0.01
Other miscellaneous items	(0.04)	0.03	(0.04)	0.01	0.01	0.02

Normalized FFO per share – Diluted	$3.52	$2.99	$0.94	$0.82	$0.84 to $0.88	$3.70 to $3.80

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) for all of the current and comparable periods presented.

Leasing Concessions – Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties. NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance). The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties. NOI does not include an allocation of property management expenses either in the current or comparable periods. Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of operating income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results (see Same Store Results):

	Year Ended December 31,		Quarter Ended December 31,
	2022	2021	2022	2021
Operating income	$1,116,046	$1,675,841	$242,363	$641,883
Adjustments:
Property management	110,304	98,155	27,269	23,798
General and administrative	58,710	56,506	11,677	13,404
Depreciation	882,168	838,272	214,272	222,240
Net (gain) loss on sales of real estate properties	(304,325)	(1,072,183)	21	(484,560)
Impairment	—	16,769	—	16,769
Total NOI	$1,862,903	$1,613,360	$495,602	$433,534
Rental income:
Same store	$2,533,577	$2,291,604	$667,452	$611,636
Non-same store/other	201,603	172,393	32,251	33,494
Total rental income	2,735,180	2,463,997	699,703	645,130
Operating expenses:
Same store	802,291	774,504	206,701	196,275
Non-same store/other	69,986	76,133	(2,600)	15,321
Total operating expenses	872,277	850,637	204,101	211,596
NOI:
Same store	1,731,286	1,517,100	460,751	415,361
Non-same store/other	131,617	96,260	34,851	18,173
Total NOI	$1,862,903	$1,613,360	$495,602	$433,534

4th Quarter 2022 Earnings Release	32

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

New Lease Change – The net effective change in rent (inclusive of Leasing Concessions) for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Non-Residential – Consists of revenues and expenses from retail and public parking garage operations.

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2021 and 2022, plus any properties in lease-up and not stabilized as of January 1, 2021.

Percentage of Residents Renewing – Leases renewed expressed as a percentage of total renewal offers extended during the reporting period.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Pricing Trend – Weighted average of 12-month base rent including amenity amount less Leasing Concessions on 12-month signed leases for the reporting period.

Renewal Rate Achieved – The net effective change in rent (inclusive of Leasing Concessions) for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Residential – Consists of multifamily apartment revenues and expenses.

Same Store Operating Expenses:

On-site Payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants and maintenance staff.

Other On-site Operating Expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and Maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2021, less properties subsequently sold. Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented.

Same Store Residential Revenues – Revenues from our Same Store Properties presented on a GAAP basis which reflects the impact of Leasing Concessions on a straight-line basis.

Same Store Residential Revenues with Leasing Concessions on a cash basis is presented in Same Store Results and is considered by the Company to be a supplemental measure to Same Store Residential Revenues in conformity with GAAP to help investors evaluate the impact of both current and historical Leasing Concessions on GAAP-based Same Store Residential Revenues and to more readily enable comparisons to revenue as reported by other companies. Same Store Residential Revenues with Leasing Concessions on a cash basis reflects the impact of Leasing Concessions used in the period and allows an investor to understand the historical trend in cash Leasing Concessions.

% of Stabilized Budgeted NOI – Represents original budgeted 2023 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP. Amounts for partially owned consolidated and unconsolidated properties are presented at 100% of the project.

4th Quarter 2022 Earnings Release	33

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt. The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade. However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Traffic – Consists of an expression of interest in an apartment by completing an in-person tour, self-guided tour or virtual tour that may result in an application to lease.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total Residential move-outs (including inter-property and intra-property transfers) divided by total Residential apartment units.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Unlevered Internal Rate of Return (“IRR”) – The Unlevered IRR on sold properties is the compound annual rate of return calculated by the Company based on the timing and amount of: (i) the gross purchase price of the property plus any direct acquisition costs incurred by the Company; (ii) total revenues earned during the Company’s ownership period; (iii) total direct property operating expenses (including real estate taxes and insurance) incurred during the Company’s ownership period; (iv) capital expenditures incurred during the Company’s ownership period; and (v) the gross sales price of the property net of selling costs.

The calculation of the Unlevered IRR does not include an adjustment for the Company’s property management expense, general and administrative expense or interest expense (including loan assumption costs and other loan-related costs). Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance. Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, renovation, management and ultimate sale of a property, before the impact of Company overhead. The Unlevered IRR achieved on the properties as cited in this release should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties. The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

Weighted Average Coupons – Contractual interest rate for each debt instrument weighted by principal balances as of December 31, 2022. In case of debt for which fair value hedges are in place, the rate payable under the corresponding derivatives is used in lieu of the contractual interest rate.

Weighted Average Rates – Interest expense for each debt instrument for the year ended December 31, 2022 weighted by its average principal balance for the same period. Interest expense includes amortization of premiums, discounts and other comprehensive income on debt and related derivative instruments. In case of debt for which derivatives are in place, the income or expense recognized under the corresponding derivatives is included in the total interest expense for the period.

4th Quarter 2022 Earnings Release	34